UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 30, 2008

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey		08830
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (732) 404-1117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

Effective October 1, 2008, we entered into a consulting agreement with Richard L. Franklin, MD, our Chairman of the Board, under which we retained Dr. Franklin to serve in the newly created executive officer role of Executive Chairman. Among Dr. Franklin’s responsibilities will be working with the Board of Directors and the President and Chief Executive Officer in connection with (i) the overall leadership and strategic direction of the Company, (ii) providing guidance and support to senior management of the Company, (iii) the coordination of the activities of the Board of Directors and (iv) communication with shareholders and other important constituencies. The agreement is scheduled to expire on December 31, 2009, subject to automatic renewal for successive one-year periods, subject to termination by either party on prior notice. The agreement contains non-disclosure, non-compete and non-solicitation provisions, as well as provisions relating to the ownership of intellectual property. In consideration for his services, we have agreed to pay Dr. Franklin $100,000 per year and have granted Dr. Franklin a ten-year option to purchase 750,000 shares of our common stock. The option is exercisable as to 125,000 shares at $.40/share, 125,000 shares at $.60/share, 250,000 shares at $.80/share and 250,000 shares at $1.00/share, provided that vesting of the $.40 and $.60 installments is subject to the 30-day average stock price achieving a $.60 level by October 1, 2009 and vesting of the remaining two installments is subject to the stock price achieving a $1.00 30-day average level by October 1, 2010. In his capacity as a director, Dr. Franklin will also continue to be eligible for cash compensation (but not equity-based compensation) paid to members of the Board of Directors in their capacity as such.

Effective October 1, 2008, we entered into a new employment agreement with Mr. Robert Hickey, our President, CEO and CFO. The principal changes effected by the new employment agreement are (i) setting the initial term to expire in four years (the prior agreement was scheduled to expire after three years in May 2009), (ii) inclusion of a requirement to set annual performance and bonus criteria in advance (which is consistent with past compensation practice), (iii) removal of automatic cost-of-living salary increases, (iv) changes to clarify that the retention of Dr. Franklin and his associated responsibilities will not provide grounds for Mr. Hickey to terminate the agreement on account of “good reason” and thereby entitle him to severance and (v) changes to the definition of “good reason” termination to comply with Section 409A of the Internal Revenue Code and regulations promulgated thereunder.

The information included under Item 3.02 Unregistered Sales of Equity Securities below is incorporated herein by reference.

Section 3 - Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities.

On September 30, 2008, we raised $4,000,000 in gross proceeds from the sale of 10,000,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock, at a purchase price of $.40 per unit. The warrants are exercisable for shares at a price of $.50 per share, and are scheduled to expire on September 30, 2011. This represents the initial closing of a financing under which we have authorization from our Board of Directors to raise up to an additional $2,000,000 on the same terms.

In connection with the financing, we paid a placement agent a commission of $280,000 in cash, representing 7% of the gross proceeds raised, and warrants to purchase an aggregate of 280,000 shares of common stock, representing 7% of the number of shares sold in the financing. The agent warrants are identical to the investor warrants, except that the agent warrants expire on September 30, 2012. We also reimbursed the agent for certain financing-related expenses. One of our directors, Mr. Joerg Gruber, is Chairman and a director of the placement agent.

The financing was made in a transaction not requiring registration under the Securities Act of 1933, as amended, by virtue of and in reliance upon Regulation S promulgated thereunder (“Regulation S”). The offering involved no “directed selling efforts”, was made in an “offshore transaction” only to persons who represented that they were not “US Persons” and included “offering restrictions”, as those terms are defined in Regulation S.

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The information concerning Mr. Hickey and Dr. Franklin included under Item 1.01 Entry Into a Material Definitive Agreement above is incorporated herein by reference.

Section 8 - Other Events
Item 8.01 Other Events.

Effective October 1, 2008, we entered into a consulting agreement with Dr. Gere S. diZerega, MD, under which we retained Dr. diZerega to serve in the newly created position of Medical Director. Among Dr. diZerega’s responsibilities will be working with senior management in connection with (i) development of new products, (ii) design and implementation of pre-clinical and clinical studies and (iii) regulatory activities including advice regarding US FDA regulatory submissions. The agreement is scheduled to expire on December 31, 2009, subject to automatic renewal for successive one-year periods, subject to termination by either party on prior notice. The agreement contains non-disclosure and non-solicitation provisions, as well as provisions relating to the ownership of intellectual property.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Item	Description

99.1	Press Release dated October 1, 2008 issued by SyntheMed, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: October 3, 2008	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO